Exhibit 99.1

SiriusXM Reports Second Quarter 2021 Results

•Second Quarter Revenue of $2.16 Billion; an Increase of 15% From Prior Year Period
•Second Quarter Net Income of $433 Million; Diluted EPS of $0.10
•Record Quarterly Adjusted EBITDA of $700 Million, Up 14% From Prior Year Period
•SiriusXM Self-Pay Net Subscriber Additions of 355,000, an Increase of 34% Year-Over-Year
•Company Increases 2021 Subscriber and Financial Guidance

NEW YORK – July 27, 2021 – SiriusXM today announced second quarter 2021 operating and financial results, including revenue of $2.16 billion, an increase of 15% compared to the prior year period. The company recorded net income of $433 million in the second quarter of 2021, compared to $243 million in the prior year period. Second quarter 2021 net income included $140 million in insurance recoveries related to the company's SXM-7 satellite. Net income per diluted common share was $0.10 in the second quarter 2021, compared to $0.05 in the prior year period.

Adjusted EBITDA in the second quarter was $700 million, up 14% from $615 million in the prior year period.

“SiriusXM added an impressive 355,000 net new self-pay subscribers in the quarter, putting us on track to add 1.1 million self-pay subscribers this year – our best since 2018 – and we are increasing all of our financial guidance. The quarter was bolstered by record self-pay churn of just 1.5%, and we achieved strong monetization in our advertising business, with an increase in ad revenue of 82% from the prior year period and 20% from the second quarter of 2019,” said Jennifer Witz, Chief Executive Officer of SiriusXM.

“We have long been the leader in shaping the future of audio for listeners, and we continue doing so by providing curated and premium content in innovative formats. Earlier this month, we announced a new daily radio show hosted by Megyn Kelly which will air exclusively from noon to two on SiriusXM beginning on September 7th. In addition, video of the best moments from the show will be available in our app to subscribers and a podcast version of the show will be distributed broadly on SiriusXM, Pandora, Stitcher and other major platforms. We brought on Roman Mars and his podcast team at 99% Invisible and announced Seth Rogen would do his first ever podcast with us starting in the fall. Our collaboration with TikTok is now live with Pandora playlists from the most dynamic creators on this massive social platform, and a new SiriusXM channel powered by TikTok is coming soon,” added Witz.

“SiriusXM is also shaping the future business of audio by introducing SXM Media. SXM Media now serves as our new cross-platform advertising sales organization, a one stop shop for brands to gain access to our large base of 150 million digital listeners across SiriusXM, Pandora, Stitcher, and other publishers,” noted Witz.

2021 GUIDANCE

The Company increased its full-year 2021 guidance for self-pay net subscriber additions, revenue, adjusted EBITDA, and free cash flow:

•SiriusXM self-pay net subscriber additions of approximately 1.1 million,
•Total revenue of approximately $8.550 billion,
•Adjusted EBITDA of approximately $2.675 billion, and
•Free cash flow of approximately $1.7 billion.

ADDITIONAL FINANCIAL UPDATE
"SiriusXM's second quarter results give us impressive momentum heading into the back half of the year. We were pleased to raise $2 billion of new, senior unsecured notes in June with a coupon of just 4%, and we will use the remaining cash proceeds in August to repay our outstanding 2022 notes. In the first half of 2021 we returned approximately $965 million of capital to stockholders, comprised of approximately $844 million in common stock repurchases and $121 million in dividends. At the end of the quarter, SiriusXM's net debt-to-adjusted EBITDA ratio was 3.2x, and our $1.75 billion revolving credit facility was completely undrawn and fully available," said Sean Sullivan, Chief Financial Officer of SiriusXM.

SECOND QUARTER 2021 HIGHLIGHTS

SiriusXM operates two complementary audio entertainment businesses — our SiriusXM business and our Pandora business. Further information regarding these two segments will be contained in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2021. The financial and operating highlights below exclude the impact of legal settlements and reserves and share-based payment expense.

SIRIUSXM SEGMENT

•Self-Pay Subscribers Reach a Record-High 31.4 Million. SiriusXM added 355,000 net new self-pay subscribers in the second quarter, a 34% increase from the 264,000 added in the second quarter of 2020. Paid promotional subscribers decreased by 378,000. Continuing impacts of a new vehicle trial structure with certain automakers, and to a lesser extent, lower vehicle shipments due to silicon supply constraints, contributed to negative paid promotional net additions during the quarter. Total subscribers at the end of the second quarter were 34.5 million, an increase of 1% from the prior year period. The total SiriusXM trial funnel stood at approximately 9.1 million at the end of the second quarter, up from approximately 8.7 million at the end of the first quarter 2021, on record trial starts in the second quarter of 2021. Self-pay monthly churn for the second quarter improved to 1.5% from 1.6% in the second quarter of 2020.

•SiriusXM Revenue Increased 7% to $1.64 Billion. Second quarter 2021 revenue grew 7% to $1.64 billion. This growth was driven by a 4% increase in SiriusXM’s average revenue per user (ARPU) to $14.57 and a 3% increase in SiriusXM self-pay subscribers.

•Gross Profit Increased 5% to $996 Million. Total cost of services at SiriusXM increased by 9% to $647 million in the second quarter of 2021. Gross profit at SiriusXM totaled $996 million, an increase of 5% compared to the second quarter of 2020, producing a gross margin of 61%, a 1 point decrease from the prior-year period.

•Expanded Content. SiriusXM continued to expand its content offering in the second quarter, airing the Masters Tournament, the first time the prestigious golf tournament was carried under an exclusive broadcast agreement. The company bolstered its digital offering by adding live MLB games to streaming-only subscription packages. SiriusXM also launched new fulltime channels, including a new music channel from the mind of Andy Cohen. SiriusXM launched an exclusive limited run 'Good Vibrations: The Beach Boys Channel,' just in time for the summer season, and two new limited run music channels, The 2PAC Channel and The Prince Channel, in honor of Black Music Month. For Asian American and Pacific Islander Heritage Month, SiriusXM featured programming across its channels including 88rising Radio, Steve Aoki’s Radio Remix Radio, Disney Hits, Progress, Raw Dog Comedy, Comedy Central Radio and Laugh USA, as we put the spotlight on leaders and change-makers within the community. The SiriusXM NBA Radio channel added a new WNBA-focused show hosted by veteran broadcaster Holly Rowe. SiriusXM also created original podcasts including Comic-Con Begins, on the origins of the iconic annual comic book convention, and Black Diamonds, an original podcast on the rich history of Negro Leagues Baseball.

•Enhanced Automaker Agreements and Functions. The company announced that Jaguar Land Rover and MINI USA have agreed to make SiriusXM a standard feature starting MY ’21 and MY ’22, respectively, as part of the automakers multiyear extensions to their agreements with SiriusXM. The company also announced in June a new relationship with Cerence Inc. to enhance the driver experience through voice-powered entertainment.

PANDORA SEGMENT
•Advertising Revenue Increased 82% to $383 Million. Second quarter ad revenue at Pandora, which includes off-platform results such as the company's AdsWizz business, increased by 82% year-over-year to $383 million and by 25% compared to second quarter 2019. Ad revenue was boosted by strong monetization of $100.35 per thousand hours at Pandora, compared to $55.23 from the prior year period. Ad revenue also benefited from the acquisition of Stitcher in the fourth quarter of 2020.

•Stitcher and Off-Platform Performance. In the second quarter of 2021, Stitcher and the company's off-platform advertising businesses recorded $78 million in revenue. Off-platform revenue, excluding Stitcher, increased approximately $22 million or 79% compared to the second quarter of 2020. Stitcher recently launched “Precedent,” an audio series podcast that explores the evolution of the criminal justice system featuring Ashley Flowers, the host of the popular "Crime Junkie" podcast. Stitcher also launched "Toxic: The Britney Spears Story," the newest podcast from its Witness Docs unit. In addition, Seth Rogen will launch an original podcast series of personal stories on Stitcher later this year.

•Total Advertising-Supported Listener Hours of 3.03 Billion. Monthly Active Users (MAUs) at Pandora were 55.1 million in the second quarter of 2021, down from 59.6 million in the prior year period. Total ad-supported listener hours were 3.03 billion in the period, down from 3.29 billion in the second quarter of 2020.

•Self-Pay Net Adds of 118,000. Pandora added 118,000 net new self-pay subscribers to its Pandora Plus and Pandora Premium services in the second quarter 2021 to end the period with 6.5 million self-pay subscribers to those services.

•Gross Profit Grew 176%. Subscriber revenue increased by 6%, advertising revenue increased by 82% and total cost of services increased by 21% during the second quarter of 2021. This resulted in gross profit at Pandora of $193 million, up 176% over the second quarter of 2020 or 23% compared to the second quarter of 2019, and produced a gross margin for the quarter of 37%, a 16 point increase from the prior year period.

•New Collaborations and Expansion of Diverse Content. Pandora collaborated with TikTok for the launch of a series of exclusive hosted playlists featuring popular creators from the leading social networking service, and announced that TikTok fans will also have access to select re-airings of Pandora’s original events series, Pandora LIVE. In honor of June’s Black Music Month, SiriusXM, Pandora and Stitcher launched a new original podcast, All Music Is Black Music, that explores how African American music and culture have shaped the wider contemporary music landscape. Pandora also launched a microsite for the cultural moment featuring its specialty music programming that amplifies Black voices, and hosted a virtual event with rapper Moneybagg Yo.

Subscriber acquisition costs increased by 85% to $89 million in the second quarter of 2021 compared to the prior year period. Automotive factory shutdowns in the second quarter of 2020 associated with the Covid-19 pandemic resulted in subscriber acquisition cost savings that did not recur in the second quarter of 2021 and drove the larger portion of the subscriber acquisition cost increase year over year. Subscriber acquisition costs were partially offset by lower subsidies from contract improvements with certain automakers and, to a lesser extent, lower costs resulting from silicon supply constraints. Sales and marketing costs increased by 13% to $227 million in the second quarter of 2021. Engineering, design and development costs rose 13% to $59 million, and general and administrative expenses increased by 12% to $114 million in the second quarter of 2021.

Free cash flow was $550 million, up approximately 9% from the prior year period, primarily due to higher receipts, insurance recoveries from the SXM-7 satellite failure, and lower interest payments.

SECOND QUARTER 2021 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in millions, except per share data)	2021	2020	2021	2020
Revenue:
Subscriber revenue	$1,641	$1,578	$3,252	$3,163
Advertising revenue	429	236	783	521
Equipment revenue	51	25	108	66
Other revenue	38	35	74	76
Total revenue	2,159	1,874	4,217	3,826
Operating expenses:
Cost of services:
Revenue share and royalties	662	587	1,303	1,157
Programming and content	136	110	265	228
Customer service and billing	128	122	244	240
Transmission	52	43	101	83
Cost of equipment	4	4	9	8
Subscriber acquisition costs	89	48	175	147
Sales and marketing	240	217	456	442
Engineering, design and development	65	61	130	132
General and administrative	130	119	251	226
Depreciation and amortization	131	124	263	256
Impairment, restructuring and acquisition costs	(136)	24	108	24
Total operating expenses	1,501	1,459	3,305	2,943
Income from operations	658	415	912	883
Other (expense) income:
Interest expense	(103)	(102)	(203)	(201)
Other income	5	4	8	8
Total other (expense) income	(98)	(98)	(195)	(193)
Income before income taxes	560	317	717	690
Income tax expense	(127)	(74)	(65)	(154)
Net income	$433	$243	$652	$536
Foreign currency translation adjustment, net of tax	7	10	12	(15)
Total comprehensive income	$440	$253	$664	$521
Net income per common share:
Basic	$0.11	$0.06	$0.16	$0.12
Diluted	$0.10	$0.05	$0.16	$0.12
Weighted average common shares outstanding:
Basic	4,079	4,369	4,108	4,387
Diluted	4,163	4,457	4,193	4,487
Dividends declared per common share	$0.014641	$0.01331	$0.029282	$0.02662

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in millions, except per share data)	June 30, 2021	December 31, 2020
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$1,124	$71
Receivables, net	654	672
Inventory, net	5	10
Related party current assets	11	20
Prepaid expenses and other current assets	335	194
Total current assets	2,129	967
Property and equipment, net	1,405	1,629
Intangible assets, net	3,263	3,340
Goodwill	3,150	3,122
Related party long-term assets	550	531
Deferred tax assets	111	111
Operating lease right-of-use assets	379	427
Other long-term assets	214	206
Total assets	$11,201	$10,333
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$1,132	$1,223
Accrued interest	173	174
Current portion of deferred revenue	1,583	1,721
Current maturities of debt	998	1
Operating lease current liabilities	51	48
Total current liabilities	3,937	3,167
Long-term deferred revenue	110	118
Long-term debt	8,835	8,499
Deferred tax liabilities	307	266
Operating lease liabilities	388	419
Other long-term liabilities	139	149
Total liabilities	13,716	12,618
Stockholders’ equity (deficit):
Common stock, par value $0.001 per share; 9,000 shares authorized; 4,059 and 4,176 shares issued; 4,058 and 4,173 shares outstanding at June 30, 2021 and December 31, 2020, respectively	4	4
Accumulated other comprehensive income, net of tax	27	15
Additional paid-in capital	—	—
Treasury stock, at cost; 1 and 3 shares of common stock at June 30, 2021 and December 31, 2020, respectively	(7)	(19)
Accumulated deficit	(2,539)	(2,285)
Total stockholders’ equity (deficit)	(2,515)	(2,285)
Total liabilities and stockholders’ equity (deficit)	$11,201	$10,333

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Six Months Ended June 30,
(in millions)	2021	2020
Cash flows from operating activities:
Net income	$652	$536
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	263	256
Non cash impairment and restructuring costs	245	24
Non-cash interest expense, net of amortization of premium	10	10
Provision for doubtful accounts	24	38
Amortization of deferred income related to equity method investment	—	(1)
Loss on unconsolidated entity investments, net	3	3
Dividend received from unconsolidated entity investment	1	1
(Gain) loss on other investments	(4)	1
Share-based payment expense	98	107
Deferred income tax (benefit) expense	37	116
Amortization of right-of-use assets	28	28
Changes in operating assets and liabilities:
Receivables	(11)	134
Inventory	5	(4)
Related party, net	11	9
Prepaid expenses and other current assets	(141)	(13)
Other long-term assets	(4)	10
Accounts payable and accrued expenses	(99)	(136)
Accrued interest	(1)	(3)
Deferred revenue	(145)	(105)
Operating lease liabilities	(26)	(26)
Other long-term liabilities	(18)	22
Net cash provided by operating activities	928	1,007
Cash flows from investing activities:
Additions to property and equipment	(164)	(149)
Purchases of other investments	(3)	(7)
Acquisition of business, net of cash acquired	(14)	(28)
Investments in related parties and other equity investees	(11)	(84)
Repayment from related party	2	3
Net cash used in investing activities	(190)	(265)
Cash flows from financing activities:
Proceeds from exercise of stock options	6	—
Taxes paid from net share settlements for stock-based compensation	(43)	(43)
Revolving credit facility, net of deferred financing costs	(649)	—
Proceeds from long-term borrowings, net of costs	1,976	1,483
Principal payments of long-term borrowings	(2)	(5)
Common stock repurchased and retired	(856)	(399)
Dividends paid	(121)	(117)
Net cash provided by financing activities	311	919
Net increase in cash, cash equivalents and restricted cash	1,049	1,661
Cash, cash equivalents and restricted cash at beginning of period (1)	83	120
Cash, cash equivalents and restricted cash at end of period (1)	$1,132	$1,781
(1)The following table reconciles cash, cash equivalents and restricted cash per the statement of cash flows to the balance sheet. The restricted cash balances are primarily due to letters of credit which have been issued to the landlords of leased office space. The terms of the letters of credit primarily extend beyond one year.

(in millions)	June 30, 2021	December 31, 2020	June 30, 2020	December 31, 2019
Cash and cash equivalents	$1,124	$71	$1,770	$106
Restricted cash included in Other long-term assets	8	12	11	14
Total cash, cash equivalents and restricted cash at end of period	$1,132	$83	$1,781	$120

Unaudited Results
Set forth below are our results of operations for the three and six months ended June 30, 2021 compared with the three and six months ended June 30, 2020. Legal settlements and reserves and share-based payment expense have been excluded from cost of services line items and presented as their own line items in the table below, as this is consistent with how the segments are evaluated on a regular basis. Our results also exclude certain purchase price accounting adjustments related to other revenue and revenue share and royalties.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		2021 vs 2020 Change
					Three Months		Six Months
	2021	2020	2021	2020	Amount	%	Amount	%
Revenue
Sirius XM:
Subscriber revenue	$1,508	$1,453	$2,989	$2,910	$55	4%	$79	3%
Advertising revenue	46	25	87	69	21	84%	18	26%
Equipment revenue	51	25	108	66	26	104%	42	64%
Other revenue (1)	38	37	74	80	1	3%	(6)	(8)%
Total Sirius XM revenue	1,643	1,540	3,258	3,125	103	7%	133	4%
Pandora:
Subscriber revenue	133	125	263	253	8	6%	10	4%
Advertising revenue	383	211	696	452	172	82%	244	54%
Total Pandora revenue	516	336	959	705	180	54%	254	36%
Total consolidated revenue	2,159	1,876	4,217	3,830	283	15%	387	10%
Cost of services
Sirius XM:
Revenue share and royalties	387	365	766	731	22	6%	35	5%
Programming and content	117	97	228	202	20	21%	26	13%
Customer service and billing	104	98	199	190	6	6%	9	5%
Transmission	35	28	68	55	7	25%	13	24%
Cost of equipment	4	4	9	8	—	—%	1	13%
Total Sirius XM cost of services	647	592	1,270	1,186	55	9%	84	7%
Pandora:
Revenue share and royalties (2) (3)	275	224	537	446	51	23%	91	20%
Programming and content	11	6	21	11	5	83%	10	91%
Customer service and billing	22	23	42	47	(1)	(4)%	(5)	(11)%
Transmission	15	13	30	25	2	15%	5	20%
Total Pandora cost of services	323	266	630	529	57	21%	101	19%
Total consolidated cost of services	970	858	1,900	1,715	112	13%	185	11%
Subscriber acquisition costs	89	48	175	147	41	85%	28	19%
Sales and marketing	227	201	428	409	26	13%	19	5%
Engineering, design and development	59	52	113	112	7	13%	1	1%
General and administrative	114	102	220	193	12	12%	27	14%
Depreciation and amortization	131	124	263	256	7	6%	7	3%
Impairment, restructuring and acquisition costs	(136)	24	108	24	(160)	nm	84	nm
Legal settlements and reserves	—	—	—	(16)	—	nm	16	(100)%
Share-based payment expense (4)	47	52	98	107	(5)	(10)%	(9)	(8)%
Total operating expenses	1,501	1,461	3,305	2,947	40	3%	358	12%
Income (loss) from operations	658	415	912	883	243	59%	29	3%
Other (expense) income:
Interest expense	(103)	(102)	(203)	(201)	(1)	(1)%	(2)	(1)%
Other income	5	4	8	8	1	25%	—	—%
Total other (expense) income	(98)	(98)	(195)	(193)	—	—%	(2)	(1)%
Income (loss) before income taxes	560	317	717	690	243	77%	27	4%
Income tax expense	(127)	(74)	(65)	(154)	(53)	(72)%	89	58%
Net income	$433	$243	$652	$536	$190	78%	$116	22%

Adjusted EBITDA	$700	$615	$1,381	$1,254	$85	14%	$127	10%

Gross Profit - Sirius XM	$996	$948	$1,988	$1,939	$48	5%	$49	3%
Gross Margin % - Sirius XM	61%	62%	61%	62%	(1)%	(2)%	(1)%	(2)%
Gross Profit - Pandora	$193	$70	$329	$176	$123	176%	$153	87%
Gross Margin % - Pandora	37%	21%	34%	25%	16%	76%	9%	36%
nm - not meaningful

(1)    For the three and six months ended June 30, 2020, this adjustment eliminates the impact of additional revenue of $2 and $4, respectively, associated with certain programming agreements recorded as part of the merger of Sirius and XM (the "XM Merger").
(2)    For the three and six months ended June 30, 2020, this adjustment includes the impact of additional expense of $2 and $4, respectively, associated with minimum guarantee royalty contracts recorded as part of the Pandora Acquisition.
(3)    For the six months ended June 30, 2020, revenue share and royalties excludes a reversal of a pre-acquisition reserve of $16 for royalties.
(4)    Allocation of share-based payment expense:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in millions)	2021	2020	2021	2020
Programming and content - Sirius XM	$8	$7	$15	$14
Customer service and billing - Sirius XM	1	1	3	2
Transmission - Sirius XM	1	2	2	2
Programming and content - Pandora	—	—	1	1
Customer service and billing - Pandora	1	—	—	1
Transmission - Pandora	1	—	1	1
Sales and marketing	13	16	28	33
Engineering, design and development	6	9	17	20
General and administrative	16	17	31	33
Total share-based payment expense	$47	$52	$98	$107

Key Financial and Operating Metrics

A full glossary defining our key financial and operating metrics can be found in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021.
Subscribers and subscription related revenues and expenses associated with our connected vehicle services and Sirius XM Canada are not included in Sirius XM's subscriber count or subscriber-based operating metrics.

Set forth below are our subscriber balances as of June 30, 2021 compared to June 30, 2020:

	As of June 30,		2021 vs 2020 Change
(subscribers in thousands)	2021	2020	Amount	%
Sirius XM
Self-pay subscribers	31,368	30,311	1,057	3%
Paid promotional subscribers	3,108	3,939	(831)	(21)%
Ending subscribers	34,476	34,250	226	1%
Traffic users	9,234	9,414	(180)	(2)%
Sirius XM Canada subscribers	2,578	2,607	(29)	(1)%

Pandora
Monthly active users - all services	55,137	59,604	(4,467)	(7)%
Self-pay subscribers	6,510	6,246	264	4%
Paid promotional subscribers	67	56	11	20%
Ending subscribers	6,577	6,302	275	4%

The following table contains our Non-GAAP financial and operating performance measures which are based on our adjusted results of operations for the three and six months ended June 30, 2021 and 2020:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		2021 vs 2020 Change
					Three Months		Six Months
(subscribers in thousands)	2021	2020	2021	2020	Amount	%	Amount	%
Sirius XM
Self-pay subscribers	355	264	481	333	91	34%	148	44%
Paid promotional subscribers	(378)	(780)	(719)	(992)	402	52%	273	28%
Net additions	(23)	(516)	(238)	(659)	493	96%	421	(64)%
Weighted average number of subscribers	34,473	34,288	34,468	34,556	185	1%	(88)	—%
Average self-pay monthly churn	1.5%	1.6%	1.6%	1.7%	(0.1)%	(6)%	(0.1)%	(6)%
ARPU (1)	$14.57	$13.96	$14.43	$13.95	$0.61	4%	$0.48	3%
SAC, per installation	$15.20	$20.14	$12.93	$20.14	$(4.94)	(25)%	$(7.21)	(36)%

Pandora
Self-pay subscribers	118	32	231	81	86	269%	150	185%
Paid promotional subscribers	3	4	5	7	(1)	(25)%	(2)	29%
Net additions	121	36	236	88	85	236%	148	(168)%
Weighted average number of subscribers	6,518	6,223	6,451	6,233	295	5%	218	3%
ARPU	$6.67	$6.70	$6.67	$6.77	$(0.03)	—%	$(0.10)	(1)%
Ad supported listener hours (in billions)	3.03	3.29	5.90	6.41	(0.26)	(8)%	(0.51)	(8)%
Advertising revenue per thousand listener hours (RPM)	$100.35	$55.23	$93.26	$61.23	$45.12	82%	$32.03	52%
Licensing costs per thousand listener hours (LPM)	$44.46	$37.16	$44.89	$37.12	$7.30	20%	$7.77	21%
Licensing costs per paid subscriber (LPU)	$4.18	$4.06	$4.19	$4.08	$0.12	3%	$0.11	3%

Total Company
Adjusted EBITDA	$700	$615	$1,381	$1,254	$85	14%	$127	10%
Free cash flow	$550	$503	$761	$851	$47	9%	$(90)	(11)%
-
(1)    ARPU for Sirius XM excludes subscriber revenue from our connected vehicle services of $47 and $42 for the three months and $92 and $86 for the six months ended June 30, 2021 and 2020, respectively.

Reconciliation from GAAP Net income to Non-GAAP Adjusted EBITDA:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in millions)	2021	2020	2021	2020
Net income:	$433	$243	$652	$536
Add back items excluded from Adjusted EBITDA:
Legal settlements and reserves	—	—	—	(16)
Impairment, restructuring and acquisition costs	(136)	24	108	24
Share-based payment expense	47	52	98	107
Depreciation and amortization	131	124	263	256
Interest expense	103	102	203	201
Other income	(5)	(4)	(8)	(8)
Income tax expense	127	74	65	154
Purchase price accounting adjustments:
Revenues	—	2	—	4
Operating expenses	—	(2)	—	(4)
Adjusted EBITDA	$700	$615	$1,381	$1,254

Reconciliation of Free Cash Flow:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in millions)	2021	2020	2021	2020
Cash Flow information
Net cash provided by operating activities	$636	$591	$928	$1,007
Net cash used in investing activities	$(112)	$(120)	$(190)	$(265)
Net cash provided by financing activities	$541	$1,258	$311	$919
Free Cash Flow
Net cash provided by operating activities	$636	$591	$928	$1,007
Additions to property and equipment	(86)	(87)	(164)	(149)
Purchases of other investments	—	(1)	(3)	(7)
Free cash flow	$550	$503	$761	$851

Reconciliation of SAC, per installation:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(costs in millions and installs in thousands)	2021	2020	2021	2020
Subscriber acquisition costs, excluding connected vehicle services	$89	$48	$175	$147
Less: margin from sales of radios and accessories, excluding connected vehicle services	(47)	(21)	(100)	(58)
	$42	$27	$75	$89
Installations	2,724	1,320	5,791	4,403
SAC, per installation (a)	$15.20	$20.14	$12.93	$20.14
(a)    Amounts may not recalculate due to rounding.

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About SiriusXM

Sirius XM Holdings Inc. (NASDAQ: SIRI) is the leading audio entertainment company in North America, and the premier programmer and platform for subscription and digital advertising-supported audio products. SiriusXM’s platforms collectively reach approximately 150 million listeners, the largest digital audio audience across paid and free tiers in North America, and deliver music, sports, talk, news, comedy, entertainment and podcasts. Pandora, a subsidiary of SiriusXM, is the largest ad-supported audio entertainment streaming service in the U.S. SiriusXM's subsidiaries Stitcher, Simplecast and AdsWizz make it a leader in podcast hosting, production, distribution, analytics and monetization. The Company’s advertising sales organization, which operates as SXM Media, leverages its scale, cross-platform sales organization and ad tech capabilities to deliver results for audio creators and advertisers. SiriusXM, through Sirius XM Canada Holdings, Inc., also offers satellite radio and audio entertainment in Canada. In addition to its audio entertainment businesses, SiriusXM offers connected vehicle services to automakers. For more about SiriusXM, please go to: www.siriusxm.com.

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: we face substantial competition and that competition is likely to increase over time; our efforts to attract and retain subscribers and listeners, or convert listeners into subscribers, which may not be successful, and may adversely affect our business; we engage in extensive marketing efforts and the continued effectiveness of those efforts is an important part of our business; we rely on third parties for the operation of our business, and the failure of third parties to perform could adversely affect our business; we may not realize the benefits of acquisitions and other strategic investments and initiatives; a substantial number of our Sirius XM subscribers periodically cancel their subscriptions and we cannot predict how successful we will be at retaining customers; our ability to profitably attract and retain subscribers to our Sirius XM service as our marketing efforts reach more price-sensitive consumers is uncertain; our business depends in large part on the auto industry; vehicle production and sales are dependent on may factors, including the availability of consumer credit, general economic conditions, consumer confidence, fuel costs and component supply shortages; the impact of COVID-19, including its variant strains, on our business; failure of our satellite would significantly damage our business; our Sirius XM service may experience harmful interference from wireless operations; our Pandora ad-supported business has suffered a substantial and consistent loss of monthly active users, which may adversely affect our Pandora business; our failure to convince advertisers of the benefits of our Pandora ad-supported service could harm our business; if we are unable to maintain revenue growth from our advertising products, particularly in mobile advertising, our results of operations will be adversely affected; changes in mobile operating systems and browsers may hinder our ability to sell advertising and market our services; if we fail to accurately predict and play music, comedy or other content that our Pandora listeners enjoy, we may fail to retain existing and attract new listeners; privacy and data security laws and regulations may hinder our ability to market our services, sell advertising and impose legal liabilities; consumer protection laws and our failure to comply with them could damage our business; failure to comply with FCC requirements could damage our business; if we fail to protect the security of personal information about our customers, we could be subject to costly government enforcement actions and private litigation and our reputation could suffer; interruption or failure of our information technology and communications systems could impair the delivery of our service and harm our business; the market for music rights is changing and is subject to significant uncertainties; our Pandora services depend upon maintaining complex licenses with copyright owners, and these licenses contain onerous terms; the rates we must pay for “mechanical rights” to use musical works on our Pandora service have increased substantially and these new rates may adversely affect our business; our use of pre-1972 sound recordings on our Pandora service could result in additional costs; failure to protect our intellectual property or actions by third parties to enforce their intellectual property rights could substantially harm our business and operating results; some of our services and technologies may use “open source” software, which may restrict how we use or distribute our services or require that we release the source code subject to those licenses; rapid technological and industry changes and new entrants could adversely impact our services; we have a significant amount of indebtedness, and our debt contains certain covenants that restrict our operations; we are a “controlled company” within the meaning of the NASDAQ listing rules and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements; while we currently pay a quarterly cash dividend to holders of our common stock, we may change our dividend policy at any time; and our principal stockholder has significant influence, including over actions requiring stockholder approval, and its interests may differ from the interests of other holders of our common stock; if we are unable to attract and retain qualified personnel, our business could be harmed; our facilities could be damaged by natural catastrophes or terrorist activities; the unfavorable outcome of pending or future litigation could have an adverse impact on our operations and financial condition; we may be exposed to liabilities that other entertainment service providers would not customarily be subject to; and our business and prospects depend on the strength of our brands. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2020, which is filed with the Securities and Exchange Commission (the "SEC") and available at the SEC's Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Investor contact:
Hooper Stevens
212-901-6718
Hooper.stevens@siriusxm.com

Media contact:
Patrick Reilly
212-901-6646
patrick.reilly@siriusxm.com